Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS

FOURTH QUARTER DILUTED EPS OF $0.70

Full Year Diluted EPS of $1.18

Dayton, Ohio, (March 26, 2020) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2019 fourth quarter (“Q4 ‘19”) ended January 31, 2020. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call: Webcast / Replay URL:	212/231-2904 www.rexamerican.com/Corp/Page4.aspx The webcast will be available for replay for 30 days.

REX American Resources’ Q4 ‘19 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q4 ‘19 net sales and revenue rose to $120.9 million, compared with $113.3 million in Q4 ‘18. The year-over-year net sales and revenue increase was primarily due to higher ethanol pricing on a year-to-year basis, which more than offset lower dried distillers grains pricing as well as a 9.2% decrease in ethanol gallons sold. Primarily reflecting these factors, which offset a 14.4% year-over-year increase in corn prices, Q4 ‘19 gross profit for the Company’s ethanol and by-products segment rose to $8.1 million, compared with $5.4 million in Q4 ‘18. As a result, the ethanol and by-products segment income before income taxes increased to $5.0 million in Q4 ‘19, compared to $1.4 million in Q4 ‘18. The Company’s refined coal operation incurred a $1.5 million gross loss and a $1.4 million loss before income taxes in Q4 ‘19, compared to a $3.2 million gross loss and a loss before income taxes of $3.3 million in Q4 ‘18. REX reported a Q4 ‘19 income before income taxes and non-controlling interests of $2.8 million, compared with a loss before income taxes and non-controlling interests of $1.7 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $1.5 million and $4.8 million for Q4 ’19 and Q4 ‘18, respectively.

Net income attributable to REX shareholders in Q4 ‘19 increased to $4.4 million, compared to $1.1 million in Q4 ‘18. Q4 ‘19 basic and diluted net income per share attributable to REX common shareholders was $0.70, compared to net income per share of $0.17 in Q4 ‘18. Per share results in Q4 ‘19 and Q4 ‘18 are based on 6,320,000 and 6,341,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q4 ’19 Results, 3/26/20	page 2

Segment Income Statement Data:

	Three Months Ended		Twelve Months Ended
($ in thousands)	January 31,		January 31,
	2020	2019	2020	2019
Net sales and revenue:
Ethanol & By-Products (1)	$120,874	$113,168	$417,700	$485,885
Refined coal (2) (3)	46	176	334	786
Total net sales and revenue	$120,920	$113,344	$418,034	$486,671

Gross (loss) profit:
Ethanol & By-Products (1)	$8,090	$5,381	$20,402	$43,856
Refined coal (2)	(1,497)	(3,163)	(7,917)	(13,641)
Total gross profit	$6,593	$2,218	$12,485	$30,215

Income (loss) before income taxes:
Ethanol & By-Products (1)	$4,979	$1,354	$8,469	$31,545
Refined coal (2)	(1,428)	(3,317)	(7,778)	(15,204)
Corporate and other	(714)	288	(1,860)	(1,753)
Total income (loss) before income taxes	$2,837	$(1,675)	$(1,169)	$14,588

Benefit (provision) for income taxes:
Ethanol & By-Products	$1,688	$(539)	$1,528	$(2,343)
Refined coal	1,546	4,759	10,828	24,674
Corporate and other	178	354	457	591
Total benefit for income taxes	$3,412	$4,574	$12,813	$22,922

Segment (loss) profit:
Ethanol & By-Products	$4,756	$(450)	$5,439	$23,346
Refined coal	182	1,597	3,391	10,148
Corporate and other	(536)	(90)	(1,403)	(1,849)
Net (loss) income attributable to REX common shareholders	$4,402	$1,057	$7,427	$31,645

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The fourth quarter of fiscal 2019 saw the crush spread improve over the year-ago period primarily due to higher ethanol pricing. As a result, we were able to improve the ethanol and by-products segment gross profit by 50%, allowing us to generate $0.70 of income per share. That brings fiscal full year 2019 income per share to $1.18, marking yet another profitable year for the Company.

“We entered fiscal 2020 facing continued challenges, including the recent decline in the crude market and the advent of the COVID-19 pandemic and its impact on fuel demand and the economy at large. These challenges led to further declines in recent crush spread levels which has led to the recent idling of our NuGen plant and which may warrant similar actions at the One Earth plant to help preserve our financial liquidity and flexibility. While the operating environment remains severely challenged at this time, we remain focused on creating shareholder value through our disciplined operating approach, the strength and health of our balance sheet, which includes cash and cash equivalents in excess of $205 million and working capital of $239.5 million, no bank debt and the ongoing authorization from the Board of Directors to purchase up to 350,000 common shares.”

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REX American Resources Q4 ’19 Results, 3/26/20	page 3

Balance Sheet

At January 31, 2020, REX had cash and cash equivalents and short-term investment of $205.7 million, $62.3 million of which was at the parent company, and $143.4 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2019, of $203.5 million, $54.8 million of which was at the parent company, and $148.7 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2020	2019	2020	2019
Average selling price per gallon of ethanol	$1.43	$1.17	$1.37	$1.29
Average selling price per ton of dried distillers grains	$138.19	$143.20	$137.68	$142.20
Average selling price per pound of non-food grade corn oil	$0.24	$0.25	$0.25	$0.25
Average selling price per ton of modified distillers grains	$59.62	$58.30	$59.66	$59.42
Average cost per bushel of grain	$3.90	$3.41	$3.82	$3.46
Average cost of natural gas (per mnbtu)	$3.17	$4.07	$3.04	$3.33

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of January 31, 2020 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	140.5	75.2%	105.7
NuGen Energy, LLC (Marion, SD)	94.8	99.5%	94.3
Big River Resources West Burlington, LLC (West Burlington, IA)	111.6	10.3%	11.5
Big River Resources Galva, LLC (Galva, IL)	121.2	10.3%	12.5
Big River United Energy, LLC (Dyersville, IA)	131.8	5.7%	7.5
Big River Resources Boyceville, LLC (Boyceville, WI)	60.1	10.3%	6.2
Total	660.0	n/a	237.7

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REX American Resources Q4 ’19 Results, 3/26/20	page 4

Fourth Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2904 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 660 million gallons of ethanol over the twelve-month period ended January 31, 2020. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended January 31, 2020) by the ethanol production facilities in which it has ownership interests was approximately 238 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman Chief Financial Officer (937) 276-3931	Joseph Jaffoni, Norberto Aja JCIR (212) 835-8500 rex@jcir.com

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REX American Resources Q4 ’19 Results, 3/26/20	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2020	2019	2020	2019
Net sales and revenue	$120,920	$113,344	$418,034	$486,671
Cost of sales	114,327	111,126	405,549	456,456
Gross profit	6,593	2,218	12,485	30,215
Selling, general and administrative expenses	(5,629)	(4,476)	(19,258)	(20,551)
Equity in income (loss) of unconsolidated ethanol affiliates	1,042	(646)	1,392	1,536
Interest and other income, net	831	1,229	4,212	3,388
Income (loss) before income taxes and non-controlling interests	2,837	(1,675)	(1,169)	14,588
Benefit for income taxes	3,412	4,574	12,813	22,922
Net income including non-controlling interests	6,249	2,899	11,644	37,510
Net income attributable to non-controlling interests	(1,847)	(1,842)	(4,217)	(5,865)
Net income attributable to REX common shareholders	$4,402	$1,057	$7,427	$31,645

Weighted average shares outstanding – basic and diluted	6,320	6,341	6,318	6,440

Basic and diluted net income per share attributable to REX common shareholders	$0.70	$0.17	$1.18	$4.91

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REX American Resources Q4 ’19 Results, 3/26/20	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

ASSETS	January 31, 2020	January 31, 2019
CURRENT ASSETS:
Cash and cash equivalents	$179,658	$188,531
Restricted cash	1,113	281
Short-term investments	26,073	14,975
Accounts receivable	12,969	11,378
Inventory	35,634	18,477
Refundable income taxes	6,029	7,695
Prepaid expenses and other	9,659	9,284
Total current assets	271,135	250,621
Property and equipment-net	163,327	182,521
Operating lease right-of-use assets	16,173	—
Other assets	17,403	6,176
Equity method investment	32,464	32,075
TOTAL ASSETS	$500,502	$471,393
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$18,900	$7,463
Current operating lease liabilities	4,935	—
Accrued expenses and other current liabilities	7,764	9,546
Total current liabilities	31,599	17,009
LONG TERM LIABILITIES:
Deferred taxes	4,334	4,185
Long-term operating lease liabilities	10,688	—
Other long-term liabilities	275	4,928
Total long-term liabilities	15,297	9,113
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,789	148,273
Retained earnings	586,985	579,558
Treasury stock, 23,561 and 23,580 shares, respectively	(335,066)	(335,193)
Total REX shareholders’ equity	401,007	392,937
Non-controlling interests	52,599	52,334
Total equity	453,606	445,271
TOTAL LIABILITIES AND EQUITY	$500,502	$471,393

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REX American Resources Q4 ’19 Results, 3/26/20	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Fiscal Years Ended January 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,644	$37,510
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,007	24,828
Amortization of operating lease right-of-use assets	6,304	—
Stock based compensation expense	397	669
Income from equity method investments	(1,392)	(1,536)
Dividends received from equity method investments	1,003	4,010
Interest income from investments	(73)	(1,077)
Deferred income tax	(11,070)	(23,364)
Loss on disposal of property and equipment	—	104
Changes in assets and liabilities:
Accounts receivable	(1,591)	1,535
Inventory	(17,157)	2,278
Prepaid expenses and other assets	(752)	5,217
Income taxes refundable	1,666	(1,083)
Accounts payable-trade	11,400	339
Other liabilities	(13,043)	(1,499)
Net cash provided by operating activities	10,343	47,931
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,776)	(10,775)
Purchases of short-term investments	(26,025)	(125,989)
Sales of short-term investments	15,000	112,091
Restricted investments and deposits	—	5
Loan receivable repayments	369	27
Net cash used in investing activities	(14,432)	(24,641)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	—	(21,855)
Payments to noncontrolling interests holders	(4,264)	(4,489)
Capital contributions from minority investor	312	524
Net cash used in financing activities	(3,952)	(25,820)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8,041)	(2,530)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	188,812	191,342
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$180,771	$188,812
Non cash financing activities – Stock awards issued	$487	$1,473
Non cash financing activities – Stock awards accrued	$241	$487
Non cash investing activities – Accrued capital expenditures	$37	$—
Initial operating lease right-of-use assets and liabilities recorded upon adoption of ASC 842	$20,918	$—
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$432	$—

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